Exhibit 99.1

MIC Reports Continued Strength in Cash Generation, Progress against Strategic Priorities During Third Quarter

NEW YORK--(BUSINESS WIRE)--November 5, 2009--Macquarie Infrastructure Company (NYSE: MIC) reported financial performance in the third quarter that puts the Company on track to generate cash for the full-year 2009 in excess of that generated in 2008. The Company also reported progress against key strategic initiatives including disposition of its airport parking business and reduction of debt levels. Third quarter results include:

  Gas production/distribution and district energy businesses generate $10.2 million available to reduce holding company debt
  Upswing in general aviation flight activity supports sequential improvement in airport services quarterly results - airport services pre-pays $12.0 million of primary debt facility principal during quarter
  Net loss of $0.41 per share on non-cash losses on interest rate swap contracts
  Letter of intent executed regarding sale of airport parking business

“Our third quarter results clearly reflect the positive steps we have taken and continue to take in addressing our highest priority issues,” said James Hooke, Chief Executive Officer of MIC. “We continue to see attractive amounts of cash being generated by our businesses and a significant reduction in net debt levels and the risk profile of MIC,” he added.

Strong results for the Company’s gas production and distribution business include the mid-year implementation of a rate increase by the utility segment of the business. A lower cost of propane products sold through the non-utility segment also contributed to the improved results.

MIC’s gas production and distribution and district energy businesses generated a combined $10.2 million of estimated cash available before debt reduction in the third quarter. A total of $27.4 million of CADR has been generated by the businesses year to date. The cash will be applied to the reduction of MIC’s holding company revolving credit facility balance at an appropriate time.

The $66.4 million holding company revolving credit facility is due on March 31, 2010. Assuming seasonally normal performance by the gas production and distribution and district energy businesses in the fourth quarter of 2009 and first quarter of 2010, MIC expects to have less than $30.0 million of net holding company debt at the March maturity date.

The Company is in discussions with its lenders to convert the revolver to a term loan and would then expect to fully repay the facility over the remainder of 2010. MIC continues to consider various other options for repayment of the facility including improving business performance, expense reductions, sale of assets sufficient to cover the remaining principal balance at maturity, or other sources of capital. The Company remains confident that it will be able to refinance or repay the outstanding borrowings under the facility by the current maturity date.

Results for the Company’s airport services business improved with the increase in general aviation jet flight activity during the quarter. The improved performance contributed to the $13.2 million of cash that was used to prepay a portion of the business’ term loan facility and related swap breakage fees. On November 4 the business made an additional $9.0 million debt pre-payment which reduced the proforma debt to EBITDA (leverage) ratio for the business at September 30 to 7.79 times versus a debt covenant of 8.25 times. The $9.0 million pre-payment also resulted in the business paying swap breakage fees of $0.9 million.

“An improved environment for general aviation flight movements suggests that the airport services business has stabilized and should remain in compliance with its debt covenants and continue to delever,” said Hooke.

Efforts by the airport parking business have resulted in its engaging a financial advisor to actively solicit a sale of the business and the execution of a letter of intent. A letter of intent was signed during the quarter with a third party, which is conducting due diligence and with which the business is currently negotiating an asset purchase agreement. The business expects to close a sale transaction in 2010, which will likely occur in connection with a bankruptcy filing and consummation of a Chapter 11 plan. Proceeds generated as a result of the sale would be payable to lenders of the business and not to MIC. As previously indicated, MIC has no intention of committing additional capital to this business and its ongoing liabilities are expected to be no more than $5.3 million in guarantees of a single parking facility lease.

MIC has a 50% equity interest in one of the largest operators of bulk liquid storage terminals in the U.S. MIC’s interest in the CADR generated by the business totaled $6.0 million for the quarter. The result was supported by a 9% increase in average storage rates and lower than forecast capital expenditures.

MIC reported a net loss of $18.3 million for the quarter. The loss primarily reflects a net non-cash derivative-related loss of $21.4 million (including MIC’s proportional interest in swap contracts of bulk liquid storage terminal business). Through nine months of 2009 MIC reported a net loss of $100.3 million including a net $19.6 million of derivative-related losses, a $71.2 million write-down of goodwill and a $37.2 million stemming from the write-down of fixed assets and intangibles related to underperformance of certain entities. All of these expenses are non-cash items.

The Company recorded consolidated revenue of $202.5 million for the third quarter of 2009 compared with $277.0 million in the third quarter of 2008. The majority of the 27% decrease was attributed to lower jet fuel costs in 2009 versus 2008. Fuel costs, along with a dollar based margin on fuel sales, are recovered in revenue. Year to date revenue through September 30, 2009 totaled $567.5 million, down 33% compared with the nine month period in 2008, also primarily on lower jet fuel costs.

An analysis of gross profit removes the volatility in revenue associated with costs that are typically passed through to customers. Gross profit for the quarter decreased 7.5% to $95.2 million from $103.0 million in 2008. The decline in gross profit was driven by a reduction in the volume of jet fuel sold compared with the third quarter in 2008, partially offset by margin expansion in certain businesses. Gross profit for the nine months ended September 30, 2009 of $274.1 million was 15% lower than the comparable period in 2008.

Cash Generation

MIC believes that its financial results under Generally Accepted Accounting Principles (“GAAP”) alone do not reflect all of the items that management considers in estimating the amount of cash it has available to reduce debt, make distributions or reinvest in growth projects. Therefore, the Company discloses estimated cash available before debt reduction (“CADR”), a non-GAAP measure, to provide better insight into its future ability to deploy cash.

The estimation of CADR for MIC’s consolidated businesses begins with cash from operations and adjusts for changes in working capital and certain items including dividend income and cash capital expenditures for the quarter and year to date periods. Consistent with the terms of the shareholder agreement between MIC and the other shareholders of the bulk liquid storage business, CADR for the business is determined as cash from operations and cash from investing activities less maintenance and environmental capital expenditures. Results for the Company’s airport parking business have been excluded from CADR in both the current and prior comparable periods given the sales process underway for that business.

In 2008, MIC reported its 50% interest in the dividend generated by the bulk liquid storage business as CADR of MIC. For purposes of the table below, the results for the bulk liquid storage business in 2008 have been conformed to the current period’s presentation and reflect MIC’s 50% interest in the CADR generated by the business.

MIC’s CADR for the third quarter of 2009 totaled $24.2 million compared with $28.0 million in the third quarter of 2008. The decrease in CADR is primarily the result of a reduction in cash from operating activities generated by the airport services business and a decrease in gross profit generated by the environmental response unit of the bulk liquid storage terminal business. The table below summarizes CADR, by ongoing business, for the quarter and year to date periods ended September 30, 2009 and September 30, 2008.

Entity	3Q’09	3Q’08	% Change	YTD’09	YTD’08	% Change
($ Millions)
Bulk Liquid Storage	6.0	11.2	(46.4)	31.0	21.0	47.6
Gas Production	4.4	3.8	15.8	16.7	12.4	34.7
District Energy	5.8	4.9	18.4	10.7	9.9	8.1
Airport Services	11.1	14.8	(25.0)	30.1	57.5	(47.7)
MIC LLC	(3.1)	(6.7)	(53.7)	(8.4)	(10.5)	(20.0)
Total	24.2	28.0	(13.6)	80.1	90.3	(11.3)
See attached tables for a reconciliation of CADR to cash from operations

CADR generated by the bulk liquid storage business declined in the third quarter versus the prior comparable period as a result of the business’ environmental response unit generating an outsized contribution in the third quarter of 2008 stemming from an oil spill on the Mississippi River in August. The cash generated by the bulk liquid storage business through three quarters in 2009 has been retained to fund growth capital expenditures.

CADR generated by the gas production and district energy businesses has been accumulated and is available to repay a portion of the outstanding borrowings under the MIC LLC holding company debt facility.

CADR generated by the airport services business has been used to reduce that business’ term loan facility principal and to pay associated swap breakage fees. The decline in CADR versus the 2008 comparable periods reflects reduced flight activity in the general aviation sector broadly, partially offset by reduced operating expenses.

Operating Businesses

The Company discloses EBITDA excluding non-cash items for each of its operating segments, individually and in consolidation, as it is a key metric relied on by management in evaluating the performance of its businesses. EBITDA excluding non-cash items is defined as earnings before interest, taxes, depreciation and amortization and non-cash items, principally goodwill impairments and unrealized gains and losses on derivative instruments. The presentation of EBITDA excluding non-cash items provides additional insight into the performance of the operating companies and their ability to service or reduce debt, to fund existing growth capital projects and/or support distributions up to the MIC holding company.

For the quarter and nine months ended September 30, 2008, MIC reported EBITDA alone. The following tables reflect results of operations for the Company’s businesses for the quarter and nine months ended September 30, 2008 and 2009. The results for the 2008 periods have been conformed to the current period’s presentation of EBITDA excluding non-cash items.

Energy-Related Businesses

Bulk Liquid Storage Terminal Business

To enable meaningful analysis of the performance of the bulk liquid storage terminal business across periods, the table and discussion below refers to the business’ overall results rather than its contribution to MIC’s consolidated results.

($Millions)	3Q’09	3Q’08	%Change	YTD’09	YTD’08	%Change
Terminal Revenue	81.0	76.1	6.4	242.5	223.2	8.7
Terminal Gross Profit	42.8	40.0	7.2	127.9	109.1	17.2
EBITDA excluding non-cash items*	36.8	40.9	(10.1)	108.7	100.4	8.2
* See attached tables for a reconciliation of EBITDA excluding non-cash items to net income

Terminal revenue and terminal gross profit grew primarily as a result of a 9% increase in average storage rental rates for both the quarter and nine month periods ended September 30. Terminal revenue and gross profit also benefited from increases in rented storage capacity resulting from tank construction projects completed in late 2008 and the first nine months of 2009. EBITDA excluding non-cash items declined as a result of an oil spill and related environmental response revenue in the third quarter of 2008 that did not recur in 2009.

Cash flow from operating activities for the nine month period increased to $92.7 million from $76.5 million in the comparable 2008 period. CADR generated in both the quarter and year to date periods were retained for reinvestment in approved growth projects.

Maintenance and environmental capital expenditures totaled $10.2 million and $26.9 million for the quarter and year to date 2009 periods, respectively. The business has revised its forecast for maintenance capital expenditures for the full-year 2009 to between $35.0 million and $40.0 million from $55.0 million at the end of the second quarter. The decrease reflects primarily the deferral of certain infrastructure-related projects, as well as a deferral of a small number of tank cleanings and inspections. Maintenance and environmental capital expenditures in 2010 are expected to be in a range of between $55.0 million and $65.0 million.

The business expects to spend an additional $67.5 million to complete a total of $138.2 million of growth projects currently underway. Financing for these projects is in place. These projects are expected to produce an incremental estimated $19.7 million of annualized gross profit and EBITDA. The storage portion of these projects is expected to be in service in the fourth quarter of 2009 and early 2010. The infrastructure-related (pumps, pipes and docks) portion of these projects enhances the marketability of the related storage and is expected to support sustained increases in average storage rates in 2010.

Gas Production and Distribution Business
($Millions)	3Q’09	3Q’08	% Change	YTD’09	YTD’08	% Change
Revenue	44.7	59.6	(24.9)	125.8	167.5	(24.9)
Gross Profit	13.8	11.5	20.3	41.9	34.2	22.6
EBITDA excluding non-cash items*	8.3	7.1	16.6	25.9	21.1	22.7
* See attached tables for a reconciliation of EBITDA excluding non-cash items to net income

The gas production and distribution business continued to implement the utility rate increases for which it received interim approval in June 2009. The majority of its utility customers were billed at the new rates during the quarter. Approximately two thirds of the quarterly improvement in gross profit and EBITDA excluding non-cash items compared with the third quarter in 2008 was attributable to the rate increase.

Approximately one third of the quarterly improvement in gross profit and EBITDA excluding non-cash items was attributable to improved performance in the unregulated portion of the business. Lower costs of propane resulted in both margin expansion and reduced costs to consumers during the quarter and year to date in 2009.

District Energy Business
($Millions)	3Q’09	3Q’08	% Change	YTD’09	YTD’08	% Change
Revenue	16.6	17.4	(4.4)	38.3	38.7	(1.1)
Gross Profit	6.1	6.2	(1.0)	13.1	13.5	(3.2)
EBITDA excluding non-cash items*	7.2	6.8	7.3	15.6	15.1	3.1
* See attached tables for a reconciliation of EBITDA excluding non-cash items to net income

Capacity revenue, based on the number of tons of cooling under contract, grew with an increase in the number of customers connected to the system and the step-up in inflation-linked rate escalators over the prior comparable periods.

A cooler second and third quarter this year compared with 2008 reduced cooling demand and consumption revenue and contributed to a modest decrease in gross profit for the quarter and year to date periods. However, EBITDA excluding non-cash items increased versus the prior comparable periods primarily as a result of the receipt of a termination payment made by one customer who left the system during the third quarter of 2009.

Aviation-Related Businesses

Airport Services
($Millions)	3Q’09	3Q’08	% Change	YTD’09	YTD’08	% Change
Revenue	124.2	181.3	(31.5)	352.4	579.0	(39.1)
Gross Profit	71.4	82.0	(12.9)	215.2	265.2	(18.9)
EBITDA excluding non-cash items*	27.9	32.0	(12.9)	80.2	108.6	(26.2)
* See attached tables for a reconciliation of EBITDA excluding non-cash items to net income

A decline in general aviation activity (flight movements) in both the quarter and year to date periods compared with 2008 resulted in a decrease in gross profit and EBITDA excluding non-cash items. A portion of the decrease in EBITDA was offset by reductions in expenses stemming from acquisition integration and staffing reductions. The business has recorded sequential improvement in EBITDA excluding non-cash items in each of the three quarters of 2009 reflective of the stabilizing environment for general aviation and increases in flight activity.

The volume of general aviation jet fuel sold by the business declined by 13% in the third quarter of 2009 compared with the third quarter of 2008 and by 19% on a year to date basis. An increase in average margins on fuel sales offset a portion of the quarterly volume decline. Average margins on fuel sales were flat through nine months. The volume of fuel sold in the third quarter of 2009 increased modestly compared with the second quarter.

The airport services business generated cash in excess of its operating requirements for the third quarter and the cash was used to reduce the business’ term loan principal and pay related swap breakage costs. The business paid down a total of $12.0 million of debt in the quarter and paid swap breakage costs of $1.2 million. The business paid down an additional $9.0 million of loan principal and incurred $0.9 million of swap breakage costs during the first week of November that will be recorded in the fourth quarter.

Including the November payment the proforma ratio of debt to EBITDA at September 30, (leverage, as defined in the term loan agreement) was 7.79 times compared with a maximum allowable under its debt facility of 8.25 times. Assuming the current level of flight activity at the business’ 72 locations continues, the business will remain in compliance with its debt covenants and continue to reduce its debt balance without further equity contributions from MIC.

Airport Parking Business
($Millions)	3Q’09	3Q’08	% Change	YTD’09	YTD’08	% Change
Revenue	17.0	18.7	(9.2)	51.0	57.0	(10.5)
Gross Profit	3.9	3.3	17.9	3.9	10.7	(63.4)
EBITDA excluding non-cash items*	1.6	2.6	(38.4)	6.2	7.7	(19.6)
* See attached tables for a reconciliation of EBITDA excluding non-cash items to net income

Lot utilization, as measured by the number of cars exiting the airport parking business’ facilities, declined 6% compared with the third quarter in 2008 and 12% year to date. The decline in volume and the resulting decline in revenue were partially offset by an increase in average revenue per car in the quarter and year to date periods of 6% and 9%, respectively.

The airport parking business does not have sufficient capital and liquidity with which to service and/or support the refinancing of its long-term debt. A letter of intent was signed during the quarter with a third party, which is conducting due diligence and with which the business is currently negotiating an asset purchase agreement. The business expects to close a sale transaction in 2010, which will likely occur in connection with a bankruptcy filing and consummation of a Chapter 11 plan.

MIC has no intention of contributing additional capital to this business and is in negotiations with a potential acquirer of the assets of the business. Creditors of this business do not have recourse to any of MIC’s assets or the assets of its other businesses, other than approximately $5.3 million in lease payments guaranteed by MIC.

Conference Call and WEBCAST

When: Management has scheduled a conference call for 11:00 a.m. Eastern Time on Thursday, November 5, 2009 to review the Company’s results.

How: To listen to the conference call please dial +1(888) 490-2763 (domestic) or +1(719) 457-2626 (international) at least 10 minutes prior to the scheduled start time. Interested parties can also listen to a live webcast of the call. The webcast will be accessible via the Company’s website at www.macquarie.com/mic. Please allow extra time prior to the call to visit the site and download the necessary software to listen to the webcast.

Slides: The Company will prepare materials in support of its conference call presentation. The materials will be available for downloading from the Company website the morning of November 5, 2009 prior to the conference call. A link to the materials will be located on the homepage of the MIC website.

Replay: For interested individuals unable to participate in the conference call, a replay will be available after 2:00 p.m. on November 5, 2009 through November 19, 2009, at +1(888) 203-1112 (domestic) or +1(719) 457-0820 (international), Passcode: 7642770. An online archive of the webcast will be available on the Company’s website for one year following the call.

About Macquarie Infrastructure Company

Macquarie Infrastructure Company owns, operates and invests in a diversified group of infrastructure businesses providing basic, everyday services, to customers in the United States. Its ongoing businesses consist of three energy-related businesses including a 50% indirect interest in a bulk liquid storage terminal business (International-Matex Tank Terminals), a gas production and distribution business (The Gas Company in Hawaii) and a district energy business (Thermal Chicago) as well as an aviation-related airport services business (Atlantic Aviation). The Company is managed by a wholly-owned subsidiary of the Macquarie Group. For additional information, please visit the Macquarie Infrastructure Company website at www.macquarie.com/mic.

Forward-Looking Statements

This filing contains forward-looking statements. We may, in some cases, use words such as "project”, "believe”, "anticipate”, "plan”, "expect”, "estimate”, "intend”, "should”, "would”, "could”, "potentially”, or "may” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. Forward-looking statements in this report are subject to a number of risks and uncertainties, some of which are beyond our control including, among other things: changes in general economic or business conditions, our ability to service, comply with the terms of and refinance debt, successfully integrate and manage acquired businesses, retain or replace qualified employees, manage growth, make and finance future acquisitions, and implement our strategy, our shared decision-making with co-investors over investments including the distribution of dividends, our regulatory environment establishing rate structures and monitoring quality of service, demographic trends, the political environment, the economy, tourism, construction and transportation costs, air travel, environmental costs and risks, fuel and gas costs, our ability to recover increases in costs from customers, reliance on sole or limited source suppliers, foreign exchange fluctuations, risks or conflicts of interests involving our relationship with the Macquarie Group and changes in U.S. federal tax law.

Our actual results, performance, prospects or opportunities could differ materially from those expressed in or implied by the forward-looking statements. Additional risks of which we are not currently aware could also cause our actual results to differ. In light of these risks, uncertainties and assumptions, you should not place undue reliance on any forward-looking statements. The forward-looking events discussed in this release may not occur. These forward-looking statements are made as of the date of this release. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

“Macquarie Group” refers to the Macquarie Group of companies, which comprises Macquarie Group Limited and its worldwide subsidiaries and affiliates. Macquarie Infrastructure Company LLC is not an authorized deposit-taking institution for the purposes of the Banking Act 1959 (Commonwealth of Australia) and its obligations do not represent deposits or other liabilities of Macquarie Bank Limited ABN 46 008 583 542 (MBL). MBL does not guarantee or otherwise provide assurance in respect of the obligations of Macquarie Infrastructure Company LLC. MIC-G

MACQUARIE INFRASTRUCTURE COMPANY LLC
CONSOLIDATED CONDENSED BALANCE SHEETS
($ In Thousands, Except Share Data)

	September 30, 2009	December 31, 2008
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$56,217	$68,231
Restricted cash	2,452	1,063
Accounts receivable, less allowance for doubtful accounts of $2,167 and $2,230, respectively	54,495	62,240
Dividends receivable	-	7,000
Other receivables	20	132
Inventories	14,762	15,968
Prepaid expenses	9,096	9,156
Deferred income taxes	3,774	3,774
Land - available for sale	-	11,931
Income tax receivable	-	489
Other	11,203	13,440
Total current assets	152,019	193,424
Property, equipment, land and leasehold improvements, net	663,555	673,981
Restricted cash	16,016	19,939
Equipment lease receivables	34,031	36,127
Investment in unconsolidated business	201,585	184,930
Goodwill	516,182	586,249
Intangible assets, net	760,050	812,184
Deferred financing costs, net of accumulated amortization	18,385	23,383
Other	3,052	4,033
Total assets	$2,364,875	$2,534,250

LIABILITIES AND MEMBERS'/STOCKHOLDERS' EQUITY

Current liabilities:
Due to manager - related party	$1,696	$3,521
Accounts payable	49,173	47,886
Accrued expenses	27,750	29,448
Current portion of notes payable and capital leases	9,585	2,724
Current portion of long-term debt	315,549	201,344
Fair value of derivative instruments	50,228	51,441
Customer deposits	5,673	5,457
Other	9,382	10,785
Total current liabilities	469,036	352,606
Notes payable and capital leases, net of current portion	1,990	2,274
Long-term debt, net of current portion	1,152,985	1,327,800
Deferred income taxes	51,998	65,042
Fair value of derivative instruments	64,507	105,970
Other	46,869	46,297
Total liabilities	1,787,385	1,899,989
Commitments and contingencies	-	-
Members’/stockholders' equity:
LLC interests, no par value; 500,000,000 authorized; 45,112,604 LLC interests issued and outstanding at September 30, 2009 and 44,948,694 LLC interests issued and outstanding at December 31, 2008	958,258	956,956
Accumulated other comprehensive loss	(53,630)	(97,190)
Accumulated deficit	(331,260)	(230,928)
Total members’/stockholders' equity	573,368	628,838
Noncontrolling interests	4,122	5,423
Total equity	577,490	634,261
Total liabilities and equity	$2,364,875	$2,534,250

MACQUARIE INFRASTRUCTURE COMPANY LLC
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(Unaudited)
($ In Thousands, Except Share and per Share Data)

	Quarter Ended		Nine Months Ended
	September 30, 2009	September 30, 2008	September 30, 2009	September 30, 2008

Revenue
Revenue from product sales	$103,017	$152,060	$281,639	$478,219
Revenue from product sales - utility	26,056	36,060	67,637	97,317
Service revenue	72,264	87,714	214,614	263,171
Financing and equipment lease income	1,190	1,164	3,587	3,537

Total revenue	202,527	276,998	567,477	842,244

Costs and expenses
Cost of product sales	61,349	109,801	160,624	337,819
Cost of product sales - utility	19,406	31,161	50,016	82,175
Cost of services	26,562	33,070	82,701	98,615
Selling, general and administrative	54,782	57,426	167,468	182,928
Fees to manager - related party	1,639	2,737	2,952	11,872
Goodwill impairment	-	-	71,200	-
Depreciation	7,177	7,101	29,597	20,139
Amortization of intangibles	9,126	10,563	51,923	32,206

Total operating expenses	180,041	251,859	616,481	765,754

Operating income (loss)	22,486	25,139	(49,004)	76,490

Other income (expense)
Interest income	8	268	116	1,038
Interest expense	(24,639)	(26,114)	(81,861)	(77,616)
Equity in earnings and amortization charges of investees	1,178	4,051	16,655	10,603
Loss on derivative instruments	(17,371)	(765)	(29,872)	(1,651)
Other income, net	269	6	1,693	661
Net (loss) income before income taxes and noncontrolling interests	(18,069)	2,585	(142,273)	9,525
(Provision) benefit for income taxes	(327)	(2,254)	41,021	(3,254)

Net (loss) income before noncontrolling interests	(18,396)	331	(101,252)	6,271

Net loss attributable to noncontrolling interests	(48)	(167)	(920)	(575)

Net (loss) income	$(18,348)	$498	$(100,332)	$6,846

Basic (loss) earnings per share:	$(0.41)	$0.01	$(2.23)	$0.15
Weighted average number of shares outstanding: basic	45,006,771	44,948,694	44,969,093	44,942,859
Diluted (loss) earnings per share:	$(0.41)	$0.01	$(2.23)	$0.15
Weighted average number of shares outstanding: diluted	45,006,771	44,962,809	44,969,093	44,955,236
Cash distributions declared per share	$-	$0.645	$-	$1.925

MACQUARIE INFRASTRUCTURE COMPANY LLC
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(Unaudited)
($ In Thousands)

	Nine Months Ended
	September 30, 2009	September 30, 2008

Operating activities
Net (loss) income before noncontrolling interests	$(101,252)	$6,271

Adjustments to reconcile net (loss) income before noncontrolling interests to net cash provided by operating activities:
Non-cash goodwill impairment	71,200	-
Depreciation and amortization of property and equipment	43,227	28,359
Amortization of intangible assets	51,923	32,206
Equity in earnings and amortization charges of investees	(16,655)	(10,603)
Equity distributions from investees	7,000	10,603
Amortization of debt financing costs	4,998	4,941
Non-cash derivative loss, net of non-cash interest expense	29,872	1,897
Base management fee to be settled in LLC interests	1,639	-
Equipment lease receivable, net	2,009	1,621
Deferred rent	1,265	1,535
Deferred taxes	(41,892)	1,904
Other non-cash expenses, net	167	658
Changes in other assets and liabilities, net of acquisitions:
Restricted cash	(756)	24
Accounts receivable	7,188	(3,436)
Inventories	776	(2,027)
Prepaid expenses and other current assets	2,830	4,944
Due to manager - related party	(2,613)	(2,958)
Accounts payable and accrued expenses	1,655	(110)
Income taxes payable	(537)	(1,530)
Other, net	(2,635)	828
Net cash provided by operating activities	59,409	75,127

Investing activities
Acquisitions of businesses and investments, net of cash acquired	-	(53,338)
Proceeds from sale of investment, net of cash divested	-	1,861
Purchases of property and equipment	(19,981)	(52,587)
Return of investment in unconsolidated business	-	10,397
Other	115	223
Net cash used in investing activities	(19,866)	(93,444)

Financing activities

Proceeds from long-term debt	10,000	5,000
Proceeds from line of credit facilities	9,250	87,800
Offering and equity raise costs paid	-	(65)
Distributions paid to holders of LLC interests	-	(86,520)
Distributions paid to noncontrolling interests	(381)	(363)
Payment of long-term debt	(72,859)	(120)
Debt financing costs paid	-	(1,874)
Change in restricted cash	3,292	(501)
Payment of notes and capital lease obligations	(859)	(1,629)
Net cash (used in) provided by financing activities	(51,557)	1,728

Net change in cash and cash equivalents	(12,014)	(16,589)

Cash and cash equivalents, beginning of period	68,231	57,473

Cash and cash equivalents, end of period	$56,217	$40,884

Supplemental disclosures of cash flow information:
Non-cash investing and financing activities:

Accrued purchases of property and equipment	$209	$1,226

Acquisition of equipment through capital leases	$129	$490

Issuance of LLC interests to manager for payment of base management fee	$851	$-

Issuance of LLC interests to independent directors	$450	$450

Taxes paid	$1,167	$3,044

Interest paid	$72,265	$73,148

CONSOLIDATED STATEMENT OF OPERATIONS

	Quarter Ended September 30,		Change Favorable/(Unfavorable)		Nine Months Ended September 30,		Change Favorable/(Unfavorable)
	2009	2008	$	%	2009	2008	$	%
	($ In Thousands) (Unaudited)

Revenue
Revenue from product sales	$103,017	$152,060	(49,043)	(32.3)	$281,639	$478,219	(196,580)	(41.1)
Revenue from product sales - utility	26,056	36,060	(10,004)	(27.7)	67,637	97,317	(29,680)	(30.5)
Service revenue	72,264	87,714	(15,450)	(17.6)	214,614	263,171	(48,557)	(18.5)
Financing and equipment lease income	1,190	1,164	26	2.2	3,587	3,537	50	1.4
Total revenue	202,527	276,998	(74,471)	(26.9)	567,477	842,244	(274,767)	(32.6)

Costs and expenses
Cost of product sales	61,349	109,801	48,452	44.1	160,624	337,819	177,195	52.5
Cost of product sales - utility	19,406	31,161	11,755	37.7	50,016	82,175	32,159	39.1
Cost of services	26,562	33,070	6,508	19.7	82,701	98,615	15,914	16.1
Gross profit	95,210	102,966	(7,756)	(7.5)	274,136	323,635	(49,499)	(15.3)

Selling, general and administrative	54,782	57,426	2,644	4.6	167,468	182,928	15,460	8.5
Fees to manager - related party	1,639	2,737	1,098	40.1	2,952	11,872	8,920	75.1
Goodwill impairment	-	-	-	-	71,200	-	(71,200)	NM
Depreciation	7,177	7,101	(76)	(1.1)	29,597	20,139	(9,458)	(47.0)
Amortization of intangibles	9,126	10,563	1,437	13.6	51,923	32,206	(19,717)	(61.2)

Total operating expenses	72,724	77,827	5,103	6.6	323,140	247,145	(75,995)	(30.7)

Operating income (loss)	22,486	25,139	(2,653)	(10.6)	(49,004)	76,490	(125,494)	(164.1)

Other income (expense)
Interest income	8	268	(260)	(97.0)	116	1,038	(922)	(88.8)
Interest expense	(24,639)	(26,114)	1,475	5.6	(81,861)	(77,616)	(4,245)	(5.5)
Equity in earnings and amortization charges of investees	1,178	4,051	(2,873)	(70.9)	16,655	10,603	6,052	57.1
Loss on derivative instruments	(17,371)	(765)	(16,606)	NM	(29,872)	(1,651)	(28,221)	NM
Other income, net	269	6	263	NM	1,693	661	1,032	156.1
Net (loss) income before income taxes and noncontrolling interests	(18,069)	2,585	(20,654)	NM	(142,273)	9,525	(151,798)	NM
(Provision) benefit for income taxes	(327)	(2,254)	1,927	85.5	41,021	(3,254)	44,275	NM

Net (loss) income before noncontrolling interests	(18,396)	331	(18,727)	NM	(101,252)	6,271	(107,523)	NM

Net (loss) income attributable to noncontrolling interests	(48)	(167)	(119)	(71.3)	(920)	(575)	(345)	(60.0)

Net (loss) income	$(18,348)	$498	(18,846)	NM	$(100,332)	$6,846	(107,178)	NM

NM - Not meaningful

MACQUARIE INFRASTRUCTURE COMPANY LLC RECONCILIATION OF CONSOLIDATED NET (LOSS) INCOME TO CONSOLIDATED EBITDA EXCLUDING NON-CASH ITEMS

	Quarter Ended September 30,		Change Favorable/(Unfavorable)		Nine Months Ended September 30,		Change Favorable/(Unfavorable)
	2009	2008	$	%	2009	2008	$	%
	($ In Thousands) (Unaudited)

Net (loss) income	$(18,348)	$498			$(100,332)	$6,846
Interest expense, net	24,631	25,846			81,745	76,578
Provision (benefit) for income taxes	327	2,254			(41,021)	3,254
Depreciation (1)	7,177	7,101			29,597	20,139
Depreciation - cost of services (1)	2,552	2,709			13,630	8,220
Amortization of intangibles (2)	9,126	10,563			51,923	32,206
Goodwill impairment	-	-			71,200	-
Loss on derivative instruments	17,371	765			29,872	1,651
50% share of IMTT unrealized losses (gains) on derivative instruments	4,037	2,396			(10,227)	2,251
EBITDA excluding non-cash items	$46,873	$52,132	(5,259)	(10.1)	$126,387	$151,145	(24,758)	(16.4)

NM - Not meaningful

(1) Depreciation - cost of services includes depreciation expense for our district energy business and airport parking business, which are reported in cost of services in our consolidated condensed statements of operations. Depreciation and Depreciation - cost of services do not include step-up depreciation expense of $1.7 million for each quarter in connection with our investment in IMTT, which is reported in equity in earnings and amortization charges of investees in our consolidated condensed statements of operations.

(2) Amortization of intangibles does not include step-up amortization expense of $283,000 for each quarter related to intangible assets in connection with our investment in IMTT, which is reported in equity in earnings and amortization charges of investees in our consolidated condensed statements of operations.

MACQUARIE INFRASTRUCTURE COMPANY LLC RECONCILIATION OF SEGMENT NET (LOSS) INCOME TO EBITDA EXCLUDING NON-CASH ITEMS AND SEGMENT REVENUE TO CONTRIBUTION MARGIN

Energy–Related Business: Bulk Liquid Storage Terminal Business

	Quarter Ended September 30,		Change Favorable/(Unfavorable)		Nine Months Ended September 30,		Change Favorable/(Unfavorable)
	2009	2008	$	%	2009	2008	$	%
	($ In Thousands) (Unaudited)

Revenue
Terminal revenue	$80,962	$76,062	4,900	6.4	$242,524	$223,185	19,339	8.7
Environmental response revenue	4,206	28,432	(24,226)	(85.2)	11,421	37,933	(26,512)	(69.9)
Total revenue	85,168	104,494	(19,326)	(18.5)	253,945	261,118	(7,173)	(2.7)

Costs and expenses
Terminal operating costs	38,114	36,076	(2,038)	(5.6)	114,577	114,061	(516)	(0.5)
Environmental response operating costs	3,829	19,564	15,735	80.4	11,759	27,459	15,700	57.2
Total operating costs	41,943	55,640	13,697	24.6	126,336	141,520	15,184	10.7

Terminal gross profit	42,848	39,986	2,862	7.2	127,947	109,124	18,823	17.2
Environmental response gross profit (loss)	377	8,868	(8,491)	(95.7)	(338)	10,474	(10,812)	(103.2)
Gross profit	43,225	48,854	(5,629)	(11.5)	127,609	119,598	8,011	6.7

General and administrative expenses	6,653	8,267	1,614	19.5	19,220	21,462	2,242	10.4
Depreciation and amortization	13,457	11,303	(2,154)	(19.1)	39,735	31,960	(7,775)	(24.3)
Operating income	23,115	29,284	(6,169)	(21.1)	68,654	66,176	2,478	3.7

Interest expense, net	(7,378)	(6,909)	(469)	(6.8)	(21,990)	(16,801)	(5,189)	(30.9)
Other income	340	110	230	NM	172	1,861	(1,689)	(90.8)
Unrealized (losses) gains on derivative instruments	(8,074)	(4,792)	(3,282)	(68.5)	20,454	(4,502)	24,956	NM
Provision for income taxes	(3,137)	(7,412)	4,275	57.7	(27,035)	(18,874)	(8,161)	(43.2)
Noncontrolling interest	(145)	185	(330)	(178.4)	152	442	(290)	(65.6)
Net income	$4,721	$10,466	(5,745)	(54.9)	$40,407	$28,302	12,105	42.8

Reconciliation of net income to EBITDA excluding non-cash items:
Net income	$4,721	$10,466			$40,407	$28,302
Interest expense, net	7,378	6,909			21,990	16,801
Provision for income taxes	3,137	7,412			27,035	18,874
Depreciation and amortization	13,457	11,303			39,735	31,960
Unrealized losses (gains) on derivative instruments	8,074	4,792			(20,454)	4,502
EBITDA excluding non-cash items	$36,767	$40,882	(4,115)	(10.1)	$108,713	$100,439	8,274	8.2

NM - Not meaningful

Energy–Related Business: Gas Production and Distribution Business

	Quarter Ended September 30,		Change Favorable/(Unfavorable)		Nine Months Ended September 30,		Change Favorable/(Unfavorable)
	2009	2008	$	%	2009	2008	$	%
	($ In Thousands) (Unaudited)

Contribution margin
Revenue — utility	$26,056	$36,060	(10,004)	(27.7)	$67,637	$97,317	(29,680)	(30.5)
Cost of revenue — utility	16,535	28,212	11,677	41.4	41,865	74,014	32,149	43.4
Contribution margin — utility	9,521	7,848	1,673	21.3	25,772	23,303	2,469	10.6

Revenue — non-utility	18,680	23,495	(4,815)	(20.5)	58,145	70,177	(12,032)	(17.1)
Cost of revenue — non-utility	8,952	14,613	5,661	38.7	26,569	44,381	17,812	40.1
Contribution margin — non-utility	9,728	8,882	846	9.5	31,576	25,796	5,780	22.4

Total contribution margin	19,249	16,730	2,519	15.1	57,348	49,099	8,249	16.8

Production	1,428	1,539	111	7.2	4,020	4,051	31	0.8
Transmission and distribution	4,003	3,705	(298)	(8.0)	11,415	10,858	(557)	(5.1)

Gross profit	13,818	11,486	2,332	20.3	41,913	34,190	7,723	22.6

Selling, general and administrative expenses	5,516	4,444	(1,072)	(24.1)	15,923	13,280	(2,643)	(19.9)
Depreciation and amortization	1,713	1,677	(36)	(2.1)	5,135	5,009	(126)	(2.5)
Operating income	6,589	5,365	1,224	22.8	20,855	15,901	4,954	31.2

Interest expense, net	(2,212)	(2,354)	142	6.0	(6,709)	(7,025)	316	4.5
Other (expense) income	(43)	41	(84)	NM	(68)	213	(281)	(131.9)
Unrealized losses on derivative instruments	(3,194)	(73)	(3,121)	NM	(392)	(223)	(169)	(75.8)
Provision for income taxes	(446)	(1,166)	720	61.7	(5,359)	(3,471)	(1,888)	(54.4)
Net income (1)	$694	$1,813	(1,119)	(61.7)	$8,327	$5,395	2,932	54.3

Reconciliation of net income to EBITDA excluding non-cash items:
Net income (1)	$694	$1,813			$8,327	$5,395
Interest expense, net	2,212	2,354			6,709	7,025
Provision for income taxes	446	1,166			5,359	3,471
Depreciation and amortization	1,713	1,677			5,135	5,009
Unrealized losses on derivative instruments	3,194	73			392	223
EBITDA excluding non-cash items	$8,259	$7,083	1,176	16.6	$25,922	$21,123	4,799	22.7

________________________
NM - Not meaningful

(1) Corporate allocation expense and the federal tax effect have been excluded from the above table as they are eliminated on consolidation at the MIC Inc. level.

Energy–Related Business: District Energy Business

	Quarter Ended September 30,		Change Favorable/(Unfavorable)		Nine Months Ended September 30,		Change Favorable/(Unfavorable)
	2009	2008	$	%	2009	2008	$	%
	($ In Thousands) (Unaudited)

Cooling capacity revenue	$5,224	$4,850	374	7.7	$15,231	$14,484	747	5.2
Cooling consumption revenue	9,400	10,654	(1,254)	(11.8)	17,130	18,495	(1,365)	(7.4)
Other revenue	832	752	80	10.6	2,331	2,201	130	5.9
Finance lease revenue	1,190	1,164	26	2.2	3,587	3,537	50	1.4
Total revenue	16,646	17,420	(774)	(4.4)	38,279	38,717	(438)	(1.1)
Direct expenses — electricity	5,715	6,982	1,267	18.1	11,103	11,984	881	7.4
Direct expenses — other (1)	4,803	4,247	(556)	(13.1)	14,075	13,200	(875)	(6.6)
Direct expenses — total	10,518	11,229	711	6.3	25,178	25,184	6	-

Gross profit	6,128	6,191	(63)	(1.0)	13,101	13,533	(432)	(3.2)

Selling, general and administrative expenses	697	740	43	5.8	2,051	2,498	447	17.9
Amortization of intangibles	345	345	-	-	1,023	1,027	4	0.4
Operating income	5,086	5,106	(20)	(0.4)	10,027	10,008	19	0.2
Interest expense, net	(2,554)	(2,609)	55	2.1	(7,589)	(7,761)	172	2.2
Other income	447	45	402	NM	541	155	386	NM
Unrealized (losses) gains on derivative instruments	(4,069)	10	(4,079)	NM	(639)	28	(667)	NM
Income tax benefit (provision)	500	(623)	1,123	180.3	(721)	(516)	(205)	(39.7)
Noncontrolling interest	(174)	(147)	(27)	(18.4)	(515)	(437)	(78)	(17.8)
Net (loss) income (2)	$(764)	$1,782	(2,546)	(142.9)	$1,104	$1,477	(373)	(25.3)

Reconciliation of net (loss) income to EBITDA excluding non-cash items:
Net (loss) income (2)	$(764)	$1,782			$1,104	$1,477
Interest expense, net	2,554	2,609			7,589	7,761
Income tax (benefit) provision	(500)	623			721	516
Depreciation	1,541	1,402			4,506	4,354
Amortization of intangibles	345	345			1,023	1,027
Unrealized losses (gains) on derivative instruments	4,069	(10)			639	(28)
EBITDA excluding non-cash items	$7,245	$6,751	494	7.3	$15,582	$15,107	475	3.1

__________________________
NM - Not meaningful
(1) Includes depreciation expense of $1.5 million and $1.4 million for the quarters ended September 30, 2009 and 2008, respectively, and $4.5 million and $4.4 million for the nine month periods ended September 30, 2009 and September 30, 2008, respectively.
(2) Corporate allocation expense, and the federal tax effect, have been excluded from the above table as they are eliminated on consolidation at the MIC Inc. level.

Aviation-Related Business: Airport Services Business

	Quarter Ended September 30,		Change Favorable/(Unfavorable)		Nine Months Ended September 30,		Change Favorable/(Unfavorable)
	2009	2008	$	%	2009	2008	$	%
	($ In Thousands) (Unaudited)

Revenue
Fuel revenue	$84,337	$128,565	(44,228)	(34.4)	$223,494	$408,042	(184,548)	(45.2)
Non-fuel revenue	39,843	52,772	(12,929)	(24.5)	128,911	170,990	(42,079)	(24.6)
Total revenue	124,180	181,337	(57,157)	(31.5)	352,405	579,032	(226,627)	(39.1)

Cost of revenue
Cost of revenue — fuel	49,837	92,894	43,057	46.4	126,772	286,690	159,918	55.8
Cost of revenue — non-fuel	2,943	6,433	3,490	54.3	10,423	27,101	16,678	61.5
Total cost of revenue	52,780	99,327	46,547	46.9	137,195	313,791	176,596	56.3

Fuel gross profit	34,500	35,671	(1,171)	(3.3)	96,722	121,352	(24,630)	(20.3)
Non-fuel gross profit	36,900	46,339	(9,439)	(20.4)	118,488	143,889	(25,401)	(17.7)
Gross profit	71,400	82,010	(10,610)	(12.9)	215,210	265,241	(50,031)	(18.9)

Selling, general and administrative expenses (1)	43,413	49,989	6,576	13.2	134,734	156,922	22,188	14.1
Goodwill impairment	-	-	-	-	71,200	-	(71,200)	NM
Depreciation and amortization	14,245	15,242	997	6.5	75,362	44,366	(30,996)	(69.9)
Operating income (loss)	13,742	16,779	(3,037)	(18.1)	(66,086)	63,953	(130,039)	NM

Interest expense, net	(15,865)	(15,751)	(114)	(0.7)	(52,552)	(47,032)	(5,520)	(11.7)
Other (expense) income	(109)	(27)	(82)	NM	(322)	283	(605)	NM
Unrealized losses on derivative instruments	(10,517)	(578)	(9,939)	NM	(28,601)	(1,133)	(27,468)	NM
Benefit (provision) for income taxes	5,137	(170)	5,307	NM	59,467	(6,476)	65,943	NM
Net (loss) income (2)	$(7,612)	$253	(7,865)	NM	$(88,094)	$9,595	(97,689)	NM

Reconciliation of net (loss) income to EBITDA excluding non-cash items:
Net (loss) income (2)	$(7,612)	$253			$(88,094)	$9,595
Interest expense, net	15,865	15,751			52,552	47,032
(Benefit) provision for income taxes	(5,137)	170			(59,467)	6,476
Depreciation and amortization	14,245	15,242			75,362	44,366
Goodwill impairment	-	-			71,200	-
Unrealized losses on derivative instruments	10,517	578			28,601	1,133
EBITDA excluding non-cash items	$27,878	$31,994	(4,116)	(12.9)	$80,154	$108,602	(28,448)	(26.2)

________________________
NM - Not meaningful

(1) Includes $2.4 million increase in bad debt reserve in the first quarter of 2009 due to the deterioration of accounts receivable aging.
(2) Corporate allocation expense and the federal tax effect have been excluded from the above table as they are eliminated on consolidation at the MIC Inc. level.

Aviation–Related Business: Airport Parking Business

	Quarter Ended September 30,		Change Favorable/(Unfavorable)		Nine Months Ended September 30,		Change Favorable/(Unfavorable)
	2009	2008	$	%	2009	2008	$	%
	($ In Thousands) (Unaudited)

Revenue	$16,965	$18,686	(1,721)	(9.2)	$51,011	$57,001	(5,990)	(10.5)
Direct expenses (1)	13,102	15,409	2,307	15.0	47,101	46,330	(771)	(1.7)
Gross profit	3,863	3,277	586	17.9	3,910	10,671	(6,761)	(63.4)
Selling, general and administrative expenses	3,424	2,308	(1,116)	(48.4)	8,680	7,914	(766)	(9.7)
Amortization of intangibles	-	400	400	NM	-	1,943	1,943	NM
Operating income (loss)	439	569	(130)	(22.8)	(4,770)	814	(5,584)	NM
Interest expense, net	(3,192)	(3,741)	549	14.7	(11,673)	(11,377)	(296)	(2.6)
Other (expense) income	(76)	2	(78)	NM	398	62	336	NM
Unrealized gains on derivative instruments	490	88	402	NM	163	246	(83)	(33.7)
Benefit for income taxes	907	1,185	(278)	(23.5)	6,184	3,956	2,228	56.3
Noncontrolling interest	222	314	(92)	(29.3)	1,435	1,012	423	41.8
Net loss (2)	$(1,210)	$(1,583)	373	23.6	$(8,263)	$(5,287)	(2,976)	(56.3)

Reconciliation of net loss to EBITDA excluding non-cash items:
Net loss (2)	$(1,210)	$(1,583)			$(8,263)	$(5,287)
Interest expense, net	3,192	3,741			11,673	11,377
Benefit for income taxes	(907)	(1,185)			(6,184)	(3,956)
Depreciation (1)	1,011	1,307			9,124	3,866
Amortization of intangibles	-	400			-	1,943
Unrealized gains on derivative instruments	(490)	(88)			(163)	(246)
EBITDA excluding non-cash items	$1,596	$2,592	(996)	(38.4)	$6,187	$7,697	(1,510)	(19.6)

NM - Not meaningful

(1) Includes depreciation expense of $1.1 million and $1.3 million for the quarters ended September 30, 2009 and 2008, respectively, and $9.1 million and $3.9 million for the nine month periods ended September 30, 2009 and 2008, respectively. Depreciation expense for the nine months ended September 30, 2009 includes a non-cash impairment charge of $6.4 million.
(2) Corporate allocation expense and other intercompany fees and the federal tax effect have been excluded from the above table as they are eliminated on consolidation at the MIC Inc. level.

Reconciliation of CADR to Cash from Operations, by Segment

MIC’s CADR for the third quarter totaled $24.2 million compared with $28.0 million in the third quarter of 2008. CADR through nine months in 2009 declined 11.3% to $80.1 million compared with the same period in 2008. The tables below summarize CADR, by segment, for the quarter and year to date periods ended September 30, 2009.

QTD CADR at September 30, 2009 ($ Millions)	Airport Services	District Energy	TGC	MIC LLC	Total	Parking
Cash from operations	18.4	4.8	6.2	(5.0)	24.4	(1.8)
Working capital	(4.4)	1.2	2.3	(0.6)	(1.5)	0.5
Cash from operations adjustments	(0.7)	(0.2)	(3.6)	2.5	(2.0)	0.2
Cash from investing and financing activities	(2.2)	0.0	(0.5)	6.0	3.3	(0.2)
Total cash available before debt reduction	11.1	5.8	4.4	2.9	24.2	(1.3)

YTD CADR at September 30, 2009 ($ Millions)	Airport Services	District Energy	TGC	MIC LLC	Total	Parking
Cash from operations	38.4	9.6	16.4	(0.3)	64.1	(4.7)
Working capital	(9.1)	1.5	4.0	(2.1)	(5.7)	(0.2)
Cash from operations adjustments	0.2	(0.4)	(2.0)	0.9	(1.3)	0.4
Cash from investing and financing activities	0.6	0.0	(1.7)	24.1	23.0	(1.3)
Total cash available before debt reduction	30.1	10.7	16.7	22.6	80.1	(5.8)

MIC LLC’s CADR includes its 50% interest in the CADR generated and retained by the bulk liquid storage terminal business. The 50% interest is shown in the “MIC LLC” columns above as a $6.0 million and $31.0 million component of cash from investing and financing activities for the quarter and nine months, respectively.

CADR is also adjusted for changes in working capital since these effects are believed to be temporary. Cash from investing and financing adjustments recorded in the “Total” column include a net $2.7 million and $6.4 million of cash capital expenditures for the quarter and nine months, respectively.

CONTACT:
Macquarie Infrastructure Company LLC
Investor enquiries:
Jay A. Davis, 212-231-1825
Investor Relations
or
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Alex Doughty, 212-231-1310
Corporate Communications